Exhibit 23.  Consent of Independent Auditors


Independent Auditors' Consent


The Board of Directors
Capital City Bank Group, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-18557, No. 33-60113, No. 333-36693 and No. 333-18543) on Forms S-8
and (No. 333-20683) on Form S-3D of Capital City Bank Group, Inc. of our report dated January 27, 2003, with respect to the consolidated statement of financial condition of Capital City Bank Group, Inc. and subsidiary as of December 31, 2002, and the related consolidated statements of income, changes in shareowners' equity and cash flows for the year then ended, which report appears in the December 31, 2002, annual report on Form 10-K of Capital City Bank Group, Inc.

Our report refers to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets during 2002. Our report also refers to our audit of the disclosures added to revise the 2001 and 2000 consolidated financial statements, as more fully described in Note 6 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements other than with respect to such disclosures.

KPMG LLP
Jacksonville, Florida
March 27, 2003